Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement No. 333-148323 of Center Bancorp, Inc. on Form S-8 of our report dated June 30, 2014 relating to the financial statements and supplemental schedule of the Union Center National Bank 401(k) Profit Sharing Plan, which appear in this Form 11-K for the year ended December 31, 2013.

/s/ BDO USA, LLP

BDO USA, LLP
Philadelphia, Pennsylvania
June 30, 2014